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                                                                     EXHIBIT 4.2


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                          CASEY'S GENERAL STORES, INC.



                                       AND



                                 UMB BANK, N.A.

                                 as Rights Agent





                                 THIRD AMENDMENT

                                       TO

                                RIGHTS AGREEMENT


                             Dated as of May 5, 1999



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                                 THIRD AMENDMENT
                                       TO
                                RIGHTS AGREEMENT


         This Third Amendment to Rights Agreement dated as of May 5, 1999 (the "Third Amendment") between Casey's General Stores, Inc., an Iowa corporation (the "Company") and UMB Bank, n.a. (formally known as United Missouri Bank of Kansas City, n.a., and United Missouri Bank, n.a.), a national bank organized under the laws of the United States (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of June 14, 1989, as amended by a First Amendment to Rights Agreement dated as of September 4, 1990 and a Second Amendment to Rights Agreement dated as of March 29, 1994 (together, the "Rights Agreement"), and in accordance therewith, the Board of Directors of the Company has authorized and declared a dividend of one common share purchase right (a "Right") for each Common Share (as defined therein) of the Company outstanding as of the close of business on June 14, 1989 (the "Record Date"), each Right representing the right to purchase one Common Share, upon the terms and subject to the conditions set forth therein, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined in the Rights Agreement); and

         WHEREAS, the Company has determined to amend the Rights Agreement in several respects as contained in this Third Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth, the parties hereby agree as follows:

         Section 1. Definition of "Acquiring Person." The provisions of Section 1(a) of the Rights Agreement, whereby there is established a definition for an "Acquiring Person" within the meaning of the Rights Agreement, and all references to an Acquiring Person otherwise contained in the Rights Agreement, are hereby amended to provide that an Acquiring Person shall be defined as follows:

                  (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as




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         such terms are hereinafter defined) of such Person, shall be the
         Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan or (ii) any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding in the good faith belief that such acquisition would not (x) cause such Person and its Affiliates and Associates to become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding and such Person relied in good faith in computing the percentage of its voting power on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in
         Section 11(a) to occur. Notwithstanding clause (ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (ii) does not cease to be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by the close of business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person is the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, then such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (ii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company. Notwithstanding the foregoing, no Person shall become an Acquiring Person as a result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a stock split, stock dividend or similar transaction), then such Person shall be deemed to be an Acquiring Person.

         Section 2. Issuance of Rights Certificates. The provisions of Section 3(a) of the Rights Agreement, whereby there is established a 20% threshold for the acquisition of




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Common Shares by any Person as triggering the issuance of Right Certificates in accordance with the Rights Agreement, are hereby amended to provide that the foregoing threshold would be reached, and Right Certificates issued in accordance with the Rights Agreement, in the event any Person becomes the Beneficial Owner of Common Shares aggregating 15% or more of the then outstanding Common Shares, and for all purposes of the Rights Agreement the threshold set forth in said Section 3(a) is hereby amended to provide that the said threshold shall be 15%.

         Section 3. Extension of Final Expiration Date. The provisions of
Section 7(a) of the Rights Agreement establishing the Final Expiration Date, and all references to the Final Expiration Date otherwise contained in the Rights Agreement, are hereby amended to provide that the Final Expiration Date shall be June 14, 2009.

         Section 4. Adjustment of Purchase Price. The provisions of Section 7(b) of the Rights Agreement establishing the Purchase Price, and all references to the Purchase Price otherwise contained in the Rights Agreement, are hereby amended to provide that the Purchase Price shall be $60.00.

         Section 5. Effective Date of Third Amendment. The amendments provided for herein shall be deemed effective as of May 5, 1999.

         Section 6. Miscellaneous.

                 (a) Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

                 (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Third Amendment.

                 (c) This Third Amendment may be executed in any number of counterparts each of which shall be deemed an original, and all such counterparts shall together constitute but one and the same document.

                 (d) Except as amended herein, all other terms and conditions of the Rights Agreement are in all respects ratified, confirmed and approved.




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         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Rights Agreement to be duly executed and attested, all as of the day and year first above written.

                                                    CASEY'S GENERAL STORES, INC.



                                            By:     /s/ Ronald M. Lamb
                                                    ----------------------------
                                                    Ronald M. Lamb, Chief
                                                    Executive Officer

ATTEST:



By: /s/ John G. Harmon
   ------------------------------------
    John G. Harmon, Secretary/Treasurer


(SEAL)

                                                    UMB BANK, n.a., as Rights
                                                    Agent



                                            By:     /s/ Frank C. Bramwell
                                               ---------------------------------
                                            Name:   Frank C. Bramwell
                                            Title:  Senior Vice President


ATTEST:


By: /s/ Kimberly Green
   -------------------------
Name:   Kimberly Green
Title:  Assistant Vice President and
        Assistant Secretary



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